SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED:) NOVEMBER 18, 1999

                         COMMISSION FILE NUMBER 0-28840

                                 IMRGLOBAL CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            FLORIDA                                    59-2911475
-------------------------------            ------------------------------------
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)


                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
               -----------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)


                                 (727) 467-8000
               ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


         (a)   Financial Statements of Business Acquired:

               December 31, 1998 Audited Financial Statements of Orion Consulting, Inc. are attached hereto.

         (b)   Financial Statements of Business Acquired:

               December 31, 1998 Audited Financial Statements of Fusion Systems Japan Co., Ltd. are attached hereto.

         (c)   Pro Forma Financial Information:

               December 31, 1998 and September 30, 1999 Pro Forma Consolidated Financial Statements (Unaudited) of IMRglobal Corp. are attached hereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    IMRGLOBAL CORP.


Date NOVEMBER 18, 1999           /s/ SATISH K. SANAN
-----------------------          ---------------------------
                                    Satish K. Sanan
                                    Chief Executive Officer


Date NOVEMBER 18, 1999          /s/ ROBERT M. MOLSICK
----------------------          ----------------------------
                                    Robert M. Molsick
                                    Chief Financial Officer

                                 IMRGLOBAL CORP.

                          INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 1998 AUDITED FINANCIAL STATEMENTS OF ORION CONSULTING, INC.

      Report of Independent Public Accountants..........................   F-3
      Statement of Operations...........................................   F-4
      Balance Sheet.....................................................   F-5
      Statement of Cash Flows...........................................   F-6
      Statement of Shareholders' Equity.................................   F-7
      Notes to Financial Statements.....................................   F-8

DECEMBER 31, 1998 AUDITED FINANCIAL STATEMENTS OF FUSION SYSTEMS
      JAPAN CO., LTD

      Report of Independent Public Accountants..........................   F-14
      Statement of Operations...........................................   F-15
      Balance Sheet.....................................................   F-16
      Statement of Cash Flows...........................................   F-18
      Statement of Shareholders' Equity.................................   F-19
      Notes to Financial Statements.....................................   F-20

DECEMBER 31, 1998 IMRGLOBAL CORP.
      PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      Pro Forma Consolidated Statements of Income.......................   F-30

SEPTEMBER 30, 1999 IMRGLOBAL CORP.
      PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      Pro Forma Consolidated Statements of Income.......................   F-31

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....................   F-32

                             ORION CONSULTING, INC.

                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1998
                             TOGETHER WITH REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Orion Consulting, Inc.:

We have audited the accompanying balance sheet of Orion Consulting, Inc. (an Ohio corporation) as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orion Consulting, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Cleveland Ohio
January 22, 1999

                             ORION CONSULTING, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Gross revenue ...............................................      $ 23,212,531

Adjustments .................................................          (627,761)
                                                                   ------------

         Net revenue ........................................        22,584,770
                                                                   ------------
Operating expenses:
   Compensation .............................................        16,829,354
   Payroll taxes ............................................           773,689
   Employee benefits ........................................           851,500
   Rent .....................................................           761,648
   Insurance ................................................            75,314
   Telephone ................................................           275,554
   Royalties ................................................           314,119
   Promotion and advertising ................................           303,002
   Travel and entertainment .................................           439,102
   Deprecation ..............................................           156,192
   Other ....................................................         3,252,903
                                                                   ------------

Total operating expenses ....................................        24,032,377
                                                                   ------------

Operating loss ..............................................        (1,447,607)
                                                                   ------------
Other income (expense):
   Interest income, net .....................................            59,458
   Other expense, net .......................................           (29,490)
                                                                   ------------

     Total other income .....................................            29,968
                                                                   ------------

Net loss ....................................................      $ (1,417,639)
                                                                   ============

    The accompanying notes are an integral part of this financial statement.

                             ORION CONSULTING, INC.

                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS

Current assets:
   Cash ........................................................   $      3,083
   Cash - restricted (Note 3) ..................................        334,868
   Accounts receivable, less allowance for doubtful
      accounts of $1,487,891 at December 31, 1998 ..............      6,957,741
   Work in process, net (Note 2) ...............................      2,461,870
   Notes and interest receivable from shareholders (Note 4) ....        480,189
   Prepaid expenses and other current assets ...................        845,836
                                                                   ------------

         Total current assets ..................................     11,083,587
                                                                   ------------
Property and equipment, at cost:
   Computer equipment and software .............................        599,179
   Furniture and fixtures ......................................        386,100
   Office equipment ............................................         74,254
                                                                   ------------

                                                                      1,059,533
   Less accumulated depreciation ...............................       (413,411)
                                                                   ------------

                                                                        646,122
                                                                   ------------

         Total assets ..........................................   $ 11,729,709
                                                                   ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ............................................   $    419,108
   Funds held in escrow (Note 3) ...............................        334,868
   Accrued compensation, profit sharing and benefits (Note 5) ..      9,850,195
   Accrued other expenses ......................................        472,850
   Deferred revenue ............................................        428,811
   Note and interest payable to shareholder (Note 6) ...........        212,837
                                                                   ------------

         Total current liabilities .............................     11,718,669

Shareholders' equity:
   Common stock, no par value, 10,000,000 shares authorized,
     5,374,200 outstanding  at December 31, 1998, stated at ....      1,595,000
   Additional paid-in capital ..................................        244,000
   Retained deficit ............................................     (1,827,960)
                                                                   ------------

         Total shareholders' equity ............................         11,040
                                                                   ------------

         Total liabilities and shareholders' equity ............   $ 11,729,709
                                                                   ============

    The accompanying notes are an integral part of this financial statement.

                             ORION CONSULTING, INC.

                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
   Net loss ...................................................     $(1,417,639)
   Adjustments to reconcile net loss to net cash provided
      by operating activities:
         Depreciation .........................................         156,192
         Noncash stock compensation ...........................       1,524,000
         Loss on disposal of equipment ........................          82,547
         Changes in operating assets and liabilities:
            Accounts receivable ...............................      (3,257,194)
            Work in process ...................................        (447,307)
            Prepaids and other current assets .................        (751,995)
            Accounts payable ..................................         148,966
            Accrued expenses ..................................       4,191,449
            Deferred revenue ..................................         188,719
                                                                    -----------

            Net cash provided by operating activities .........         417,738
                                                                    -----------
Cash flows from investing activities:
   Net additions to property and equipment ....................        (433,985)
                                                                    -----------

         Net cash used for investing activities ...............        (433,985)
                                                                    -----------

Net change in cash ............................................         (16,247)

Cash at beginning of year .....................................          19,330
                                                                    -----------

Cash at end of year ...........................................     $     3,083
                                                                    ===========

    The accompanying notes are an integral part of this financial statement.

                             ORION CONSULTING, INC.

                        STATEMENT OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                       ADDITIONAL                          LESS
                                        COMMON          PAID-IN          RETAINED        DEFERRED
                                        STOCK           CAPITAL          EARNINGS       COMPENSATION          TOTAL
                                     -----------      -----------      -----------      ------------       -----------
Balance at December 31, 1997...      $ 1,595,000      $   244,000      $  (410,321)      $(1,524,000)      $   (95,321)

   Net loss ...................             --               --         (1,417,639)             --          (1,417,639)

   Compensation expense .......             --               --               --           1,524,000         1,524,000
                                     -----------      -----------      -----------       -----------       -----------
Balance at December 31, 1998...      $ 1,595,000      $   244,000      $(1,827,960)      $      --         $    11,040
                                     ===========      ===========      ===========       ===========       ===========


    The accompanying notes are an integral part of this financial statement.

                             ORION CONSULTING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1.  ORGANIZATION AND BUSINESS:

        Orion Consulting, Inc. (the Company), is a management consulting firm that provides a wide range of information technology consulting and strategic and operations management consulting services to a broad range of clients, primarily in the healthcare industry throughout the United States. Historically, consulting services have been provided through Orion while technology-based services have been provided through ORION Dhrystone Software, Inc. (Orion Dhrystone), a majority owned subsidiary. On November 30, 1997, the Company acquired the minority interest in Orion Dhrystone in a stock for stock transaction which was accounted for as a purchase.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

        Effective January 1, 1998, the Company changed its method of depreciation for property and equipment from an accelerated method to the straight-line method. This change was applied on a prospective basis to the net book value of the assets over their remaining useful lives. Depreciation is based upon useful lives of three years for software, five years for office and computer equipment and seven years for furniture and fixtures. The Company believes that the straight-line method more appropriately measures the economic benefits received from these assets. The current year impact of this change is immaterial to the Company's operating results.

        In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), the Company periodically reviews whether the long-lived assets used in its operations might be impaired for future use or whether events or changes in circumstances might indicate that the carrying amount of such assets might not be recoverable. It is the belief of management that none of the Company's long-lived assets are impaired and that the carrying value of such assets are recoverable.

        INCOME TAXES--The Company has elected to be treated as an S Corporation and, therefore, the taxable income of the Company is included in the individual tax returns of the owners. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

        FAIR VALUE OF FINANCIAL INSTRUMENTS--Management believes the fair value of financial instruments and related party notes approximate their carrying amounts.

                             ORION CONSULTING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        REVENUE RECOGNITION--The Company's revenue is primarily derived from fees for professional services performed on a time and materials basis. The Company recognizes revenue for these services as the services are provided. Certain fees are realized on a contingency basis, generally based upon revenues or costs recovered for clients or upon the outcome of litigation. Fee revenue for recovery projects is recognized monthly based upon the terms of the client engagements. Fee revenue for litigation work is recognized when the project outcome is known and the fees are realizable. Fee revenue associated with the licensing of certain proprietary software is recognized when the license agreement commences or renews.

        The timing of billings for services performed may vary, based on the terms of the engagements, and may differ from the period of revenue recognition. Revenue earned in excess of billings is included in Work in Process. Deferred revenue represents billings and/or revenue adjustments in excess of the service performed.

        Management reviews the status of its contracts periodically and adjusts revenues to reflect expected earnings on work completed. Provisions for estimated losses on contracts are recorded as adjustments to revenue in the period in which they become known. Work in Process is included in the balance sheet net of the related provisions of approximately $878,000 at December 31, 1998.

        STOCK-BASED COMPENSATION--The Company follows the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), for stock issued under its Restricted Stock Bonus Plan and for stock rights issued under its Restricted Stock Grant Plan for Full Time Employees. For stock issued to non-employees, the Company follows the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123).

        USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and results of operations for the periods reported. Actual results could differ from these estimates.

3.  RESTRICTED CASH:

        As of December 31, 1998, the Company acts as a trustee for certain of its clients. As such, the Company had cash of $334,868 recorded on its balance sheet to pay various obligations of the client. This amount is offset by a related liability.

4.  NOTES RECEIVABLE FROM SHAREHOLDERS:

        At December 31, 1998, the Company is the holder of two notes, payable on demand, from shareholders. The notes bear interest at a rate of 7% per annum due concurrently with the payment of principal.

                             ORION CONSULTING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


5.  ACCRUED COMPENSATION, PROFIT SHARING AND BENEFITS:

        Accrued compensation, profit sharing and benefits consists of the following:

                                                                    DECEMBER 31,
                                                                       1998
                                                                    -----------

        Performance bonuses payable to shareholders ..............  $9,204,492
        Accrued profit sharing ...................................     289,440
        Other accrued compensation and benefits ..................     356,263
                                                                    ----------

         Total accrued compensation, profit sharing and benefits..  $9,850,195
                                                                    ==========

6.  NOTE PAYABLE TO SHAREHOLDER:

        During 1997, the Company entered into a promissory note agreement with a shareholder. The note is payable on demand and bears interest at the rate of 7% per annum.

7.  RESTRICTED STOCK PLANS:

        Effective November 15, 1997, the Company adopted its Restricted Stock Bonus Plan (Stock Bonus Plan). Pursuant to the Stock Bonus Plan, the Company distributed, subject to certain conditions and restrictions regarding vesting and transferability, 2,527,200 shares of its common stock to key employees. Compensation expense for the year ended December 31, 1998 contains a charge of approximately $1,524,000 related to this stock grant.

        The Company also adopted its Restricted Stock Grant Plan for Full Time Employees (Stock Grant Plan) effective November 15, 1997. The Stock Grant Plan provides for full-time employees, other than employees who are eligible for stock under the Stock Bonus Plan, with at least one year of service to receive discretionary grants of stock. These stock rights are convertible to common stock of the Company upon either (i) registration of the subject shares under the Securities Act of 1933, or (ii) the Company's election as a C Corporation. Pursuant to this Stock Grant Plan, rights to approximately 196,000 shares were granted during 1997.

        Effective April 30, 1998, the Company amended the Stock Bonus Plan and Stock Grant Plan, primarily with regard to their vesting and transferability provisions. The amended plans provide for immediate vesting of the subject shares. Accordingly, the Company recorded a one-time, non-cash stock compensation charge of $1,524,000 in second quarter 1998 related to the stock distribution.

                             ORION CONSULTING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


8.  STOCK TRANSFER RESTRICTION AGREEMENT:

        Shareholders, other than shareholders of ten percent or more of the Company's common stock, have entered into an agreement, as amended by the Amended and Restated Share Purchase Agreement effective May 16, 1998, to restrict the ability of these shareholders to transfer their shares of stock. The agreement grants these shareholders the rights of first refusal to purchase stock from other shareholders that are party to the agreement. This agreement remains in effect until (i) terminated by mutual written agreement of the shareholder parties, or (ii) by cessation of the Company's business, or (iii) three years after the shares of the Company are subject to an effective Securities and Exchange Commission registration statement and are listed on a public stock exchange, or (iv) upon issuance of the Company's financial statements for a fiscal year showing $50.0 million or more of net revenue, or
(v) the issuance of the Company's financial statements for a fiscal year showing net income, excluding extraordinary, non-recurring items, of $15.0 million or more, whichever shall first occur.

9.  EMPLOYEE 401(K) AND PROFIT SHARING PLAN:

        The Company has an Employee Profit Sharing and Savings Trust and Plan (the Plan) covering substantially all employees. The Plan qualifies under
Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to the maximum allowable under tax regulations. The Company matches 25 percent of a participant's contribution up to a maximum of five percent of the participant's compensation. Amounts expensed and reflected in the accompanying statements of operations were approximately $110,000 for the year ended December 31, 1998.

        The Company may also make discretionary profit sharing contributions to the Plan. These contributions are accrued during the year and funded in the subsequent year. Profit sharing expense was approximately $289,000 for the year ended December 31, 1998.

10.  COMMITMENTS

        The Company leases office space and certain office equipment under various operating leases, the majority of which contain clauses permitting cancellation upon certain conditions. Rent expense of approximately $762,000 for the year ended December 31, 1998 included about $675,000 of office space rental. Future minimum office space lease payments under these operating leases are as follows:

             1999 ......................................  $  669,097
             2000 ......................................     560,812
             2001 ......................................     547,906
             2002 ......................................     533,172
             2003 ......................................     395,507
             Thereafter.................................   1,362,067
                                                           ----------

                                                          $4,068,561
                                                          ==========

                             ORION CONSULTING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


11.  LINE OF CREDIT:

        During the year ended December 31, 1998, the Company obtained a line of credit with a bank with a borrowing limit of $3,000,000, which expires on August 31, 2001. Interest on borrowings is payable at the bank's prime lending rate less 1/8%. Borrowings are secured by the Company's accounts receivable. The Company had no borrowings under this line of credit as of December 31, 1998.

        The line of credit agreement contains various covenants which require the Company to, among other things, maintain certain levels and ratios of financial conditions. The Company was in compliance with all covenants as of December 31, 1998.

12. MAJOR CUSTOMERS DURING THE YEAR ENDED DECEMBER 31, 1998:

        During the year ended December 31, 1998, the Company derived approximately 33 percent of its net revenues from two customers, with each customer providing over six percent of the Company's net revenues. While management expects the Company's reliance on these clients will diminish over time, the loss of one of these customers could have an adverse impact on the Company's financial condition and results of operations.

                         FUSION SYSTEMS JAPAN CO., LTD.

                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1998
                             TOGETHER WITH REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Fusion Systems Japan Co., Ltd.

We have audited the consolidated balance sheet of Fusion Systems Japan Co., Ltd. as of December 31, 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for the nine-month period then ended, all expressed in Japanese yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining , on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fusion Systems Japan Co., Ltd. at December 31, 1998, and the consolidated results of its operations and its cash flows for the nine-month period then ended in conformity with accounting principles generally accepted in the United States of America.

                                                 Ernst & Young

Tokyo, Japan
November 12, 1999

                         FUSION SYSTEMS JAPAN CO., LTD.

                        CONSOLIDATED STATEMENT OF INCOME
                    NINE-MONTH PERIOD ENDED DECEMBER 31, 1998

                                                            (THOUSANDS OF
                                                                 YEN)
                                                           ---------------
Net revenue (Note 2) ................................      /yen/1,757,034
Cost of revenue .....................................            (831,540)
                                                           --------------

Gross profit ........................................             925,494
Selling, general and administrative expenses (Note 3)            (372,655)
                                                           --------------

Operating profit ....................................             552,839

Other income (expense):
  Interest expense ..................................              (9,362)
  Other income (expense), net .......................              (3,929)
                                                           --------------

Income before income tax ............................             539,548
Provision for income taxes (Notes 2 and 9) ..........            (305,324)
                                                           --------------

Net income ..........................................      /yen/  234,224
                                                           --------------

See accompanying notes.

                         FUSION SYSTEMS JAPAN CO., LTD.

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1998

                                                             (THOUSANDS OF
                                                                  YEN)
                                                             -------------
ASSETS

Current assets:
   Cash and cash equivalents (Note 2) ..................   /yen/ 567,342
   Accounts receivable (Notes 3 and 13) ................         527,278
   Unbilled work-in-process (Note 2) ...................          50,116
   Deferred income taxes (Notes 2 and 9) ...............          66,327
   Prepaid expenses and other current assets ...........          88,185
                                                          --------------

         Total current assets ..........................       1,299,248

Property and equipment, net of accumulated depreciation
   (Notes 2 and 4) .....................................         116,912


Investments and other assets ...........................         187,053
                                                           -------------


         TOTAL ASSETS ..................................  /yen/1,603,213
                                                          ==============

See accompanying notes.

                         FUSION SYSTEMS JAPAN CO., LTD.

                                DECEMBER 31, 1998

                                                             (THOUSANDS OF
                                                                  YEN)
                                                            --------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable(Note 2) ...........................      /yen/ 37,233
   Accrued compensation (Note 5) ......................           149,244
   Deferred revenue  (Note 2) .........................           220,880
   Other current liabilities (Notes 6 and 7) ..........           822,529
                                                            -------------

             TOTAL CURRENT LIABILITIES ................         1,229,886

Long-term debt (Note 8) ...............................           127,259

Deferred tax liability (Note 2 and 9) .................               114
                                                            -------------

             TOTAL LIABILITIES ........................         1,357,259

Shareholders' equity:
   Common stock, /yen/50,000 par value:
      Authorized shares - 800
      Issued and outstanding shares - 405.66 ..........            20,283
   Additional paid-in capital .........................           121,719
   Retained earnings (Note 10) ........................           106,729
   Accumulated other comprehensive expense (Note 2) ...            (2,777)
                                                            -------------

             TOTAL SHAREHOLDERS' EQUITY ...............           245,954

                                                           --------------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    /yen/1,603,213
                                                           ==============
See accompanying notes.

                         FUSION SYSTEMS JAPAN CO., LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    NINE-MONTH PERIOD ENDED DECEMBER 31, 1998

                                                                           (THOUSANDS OF
                                                                               YEN)
                                                                           -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ........................................................     /yen/234,224
   Adjustments to reconcile net income to net cash provided
      by/(used in) operating activities:
         Depreciation and amortization ...............................          36,814
         Accrual for stock appreciation rights .......................           3,637
         Deferred income taxes .......................................         (66,214)
         Changes in current assets and liabilities:
            Accounts receivable ......................................          69,426
            Unbilled services ........................................         (25,094)
            Other current assets .....................................         (61,433)
            Other assets .............................................          44,369
            Accounts payable .........................................          (9,394)
            Other current liabilities ................................         566,932
            Deferred revenue .........................................          18,074
                                                                          ------------

            NET CASH PROVIDED BY OPERATING ACTIVITIES ................         811,341
                                                                          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment .........................         (32,341)
   Purchase of intangible assets .....................................          (2,000)
                                                                          ------------

         NET CASH (USED IN) INVESTING ACTIVITIES .....................         (34,341)
                                                                          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of long-term borrowings .................................        (277,581)
   Proceeds from long-term borrowings ................................          19,273
   Issue of stock ....................................................          11,245
                                                                          ------------

         NET CASH PROVIDED (USED IN) FINANCING ACTIVITIES ............        (247,063)
                                                                          ------------

Effect of exchange rate changes ......................................          (3,276)
                                                                          ------------

Net increase in cash and cash equivalents ............................         526,661

Cash and cash equivalents, beginning of year .........................          40,681
                                                                          ------------

Cash and cash equivalents, end of year ...............................    /yen/567,342
                                                                          ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the nine-month period for:
      Interest .......................................................    /yen/  3,929
                                                                         =============
      Income tax .....................................................    /yen/ 46,520
                                                                         =============

See accompanying notes.


                         FUSION SYSTEMS JAPAN CO., LTD.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   NINE-MONTH PERIOD ENDED DECEMBER 31, 1998
                    (IN THOUSANDS OF YEN, EXCEPT SHARE DATA)

                                                                                            ACCUMULATED
                                     COMMON STOCK           ADDITIONAL                        OTHER
                                 ----------------------      PAID-IN          RETAINED     COMPREHENSIVE
                                 SHARES        AMOUNT         CAPITAL         EARNINGS         INCOME            TOTAL
                                 ------     -----------    ------------    -------------    ------------     ------------
Balance, March 31, 1998 ....     388.14     /yen/19,407    /yen/111,350    /yen/(127,495)    /yen/   499     /yen/ 3,761

Issue of stock .............      17.52             876          10,369             --               --            11,245
Net income .................        --             --             --             234,224             --           234,224
Translation adjustment .....        --             --             --                --            (3,276)          (3,276)
                                 ------     -----------    ------------    -------------    ------------     ------------
Balance, December 31, 1998..     405.66     /yen/20,283    /yen/121,719    /yen/ 106,729     /yen/(2,777)    /yen/245,954
                                 ======     ===========    ============     ============     ===========     ============

See accompanying notes.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1.  BACKGROUND

Fusion Systems Japan Co., Ltd. ("Fusion - Japan") was established as a Japanese Corporation in the year 1992. During 1997, the company established a wholly owned subsidiary as a corporation in the United States of America (collectively referred to in the financial statements as "the Company")

The Company is principally engaged in the business of developing software products and providing IT consulting services and generates a substantial portion of its revenues from the sale of its Software product "FOX", an automated system for use in the Securities business.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENTS

The Company maintains its records and prepare its financial statements in Japanese yen. The Company's books of account reflect accounting principles customarily followed by commercial enterprises in Japan. The accompanying financial statements differ from those issued for domestic purposes in Japan. They reflect certain adjustments, not recorded on the Company's books of account, which, in the opinion of management, are appropriate to present the Company's financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. The principal adjustments are: (1) revenue recognition under contract accounting, (2) accrued liabilities and (3) accounting for deferred income taxes.

CONSOLIDATION

The consolidated financial Statements include the accounts of Fusion - Japan and its wholly owned subsidiary FSJ Inc. All significant inter-company balances and transactions have been eliminated in consolidation

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Fixed-price contract revenue is recognized using the percentage of completion method of accounting, under which the sales value of performance, including earnings thereon, is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Any anticipated losses upon contract completion are accrued currently. Service revenues from time and materials services are recognized as the services are provided. Maintenance revenues are recognized over the period of the maintenance contracts.

Unbilled work-in-process represents revenue on contracts to be billed in subsequent periods in accordance with the terms of the contract. Deferred revenue represents advance collections in accordance with the terms of the contracts.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and are so near maturity that they present insignificant risk of changes in value because of changes in interest rates.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line and declining balance method and is charged to income over the estimated useful life of the respective assets.

FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, accounts receivable, investments, accounts payable, and long term debts approximate fair values as of the balance sheet date.

COMPREHENSIVE INCOME

During 1998, the Company adopted Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income." The balance of accumulated comprehensive expense relates to foreign currency translation adjustments.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

During June, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for the Company on January 1, 2000. This statement establishes measurement and disclosure criteria for certain derivative and hedging instruments including foreign exchange forward contracts. The effect of adopting the standard is currently being evaluated, but not expected to have a material effect on the Company's financial position or overall trends in result of operations.

3.  ACCOUNTS RECEIVABLE

                                                       (Thousands of yen)

       Accounts receivable, trade .....................   /yen/569,790
       Reserve for doubtful accounts ..................        (42,512)
                                                          ------------

                                                          /yen/527,278
                                                          ============

During the period, the company provided (Y)38,162 thousand for additional doubtful accounts.

4.  PROPERTY AND EQUIPMENT

The major classifications of property and equipment at December 31, 1998 are summarized as follows:

                                                  Estimated
                                                 Useful Life

                                                    (YEARS)   (THOUSANDS OF YEN)

      Building & improvements................          5       /yen/     909
      Computer equipment..................             5-6            73,082
      Computer software...................             3-5            69,860
      Office furniture & equipment.......              3-15           63,421
                                                               -------------
                                                                     207,272

      Less: Accumulated depreciation and amortization.......          90,360
                                                               -------------

                                                               /yen/ 116,912
                                                               =============

Depreciation and amortization of property and equipment was /yen/34,035 thousand for the nine-month period ended December 31, 1998.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


5.  STOCK APPRECIATION RIGHTS

During September 1996, the Company introduced a Stock Appreciation plan ("Plan") for the benefit of certain qualifying employees of the Company with an objective to provide the qualifying employees financial benefits linked with the appreciation of the Company's common stock without, however, transferring to the Participants the ownership of actual common stock shares. The appreciation under the Plan is based on the net book value of the Company unless an outside company acquires the Company or the Company executes an Initial Public Offering. The Units of Stock granted under this scheme vest after an expiry of five years from the date of grant and the employee will be eligible to receive in cash, the amount of appreciation calculated in accordance with the plan.

The Company has applied the provisions of FAS 123 and has recognized the appreciation value for the aggregates units issued under the plan by a charge to income during each period. As at December 31, 1998, the accrued Stock Appreciation Right costs amounted to approximately /yen/3,637 thousand.

On March 24, 1999, 100% of the outstanding stock of the Company were acquired by IMRglobal Corp. (See Note 14). In accordance with the plan, the liability under the said Plan increased to /yen/190,083 thousand based on the consideration paid to the stockholders.

6.  OTHER CURRENT LIABILITIES

                                                          (Thousands of yen)

           Income taxes...............................       /yen/  344,299
           Consumption tax............................               80,126
           Deposits held..............................               30,885
           Benefits payable...........................              293,526
           Current portion of long-term debt..........               56,656
           Deferred income taxes......................                9,157
           Others.....................................                7,880
                                                             --------------

                                                             /yen/  822,529
                                                             ==============

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


7.  RELATED PARTIES

DEPOSIT HELD FROM OFFICER OF THE COMPANY

Deposits held as of December 31, 1998 includes a deposit received from an officer of /yen/23,545 thousand, an advance against issue of stock. The amounts advanced to the Company did not carry any interest or repayment stipulations. The Company repaid the entire amount in July 1999.

8.  LONG TERM DEBT

          Terms of Loan                                    (Thousands of yen)
          ------------------------------------------------
          Secured loan from bank:
             Due in 1999 at interest rate 2.125% .........  /yen/   5,000
             Due in 2004 at interest rate 2.125% .........         22,860
          Promissory notes due serially through 2002......        156,055
                                                            -------------

                                                                  183,915

          Less: Current portion of the long-term debt.....         56,656
                                                            -------------

          Long-term debt, net of current portion .........  /yen/ 127,259
                                                            =============

As of December 31, 1998, the Company was in compliance with the financial covenants of its debt agreements. Deposits paid to the landlord is pledged as collateral for the secured loan of /yen/5,000 thousand. Other secured loan of /yen/22,860 thousand is guaranteed by Tokyo Guarantee Corporation.

Maturities of long-term debt are as follows:

                                                          (Thousands of yen)

                1999.....................................   /yen/  56,656
                2000.....................................          51,656
                2001.....................................          51,431
                2002.....................................          18,448
                After 2002..............................            5,724
                                                            -------------

                                                            /yen/ 183,915
                                                            =============

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


9.  INCOME TAXES

The provision for income taxes for the period is as follows:

                                                    (Thousands of yen)

       Income before income taxes.................    /yen/ 539,548
       Provision for income taxes:
          Current:
             Japan...............................     /yen/ 361,750
             Foreign.............................             2,812
          Deferred:
             Japan...............................           (66,327)
             Foreign.............................             7,089
                                                      -------------

       Total provision for income taxes..........     /yen/ 305,324
                                                      -------------

       Effective income tax rate.................                57%
                                                      =============

Effective March 31, 1998, separate new tax legislation was enacted in Japan reducing the Company's statutory income tax rate from 47% to 42% for fiscal years ending after March 31, 1999. Deferred income tax balances have been adjusted to reflect the revised rates, which increased the 1998 income taxes by /yen/6,792 thousand.

Taxes on income applicable to the Company would normally result in a statutory tax rate of approximately 47% for the period ended December 31, 1998. A major reconciling items of the statutory income tax rate to the effective income tax rate are provision of the valuation allowance and an effect from the change in enacted tax rate.

Net deferred tax asset/ (liability) is as follows:

                                                              (Thousands of yen)

       Deferred tax assets.................................     /yen/ 227,062
       Deferred tax liabilities............................            (9,271)
                                                                -------------

       Net deferred tax assets before valuation allowance..           217,791
       Valuation allowance.................................           160,735
                                                                =============

       Deferred tax asset, net of valuation allowance.....      /yen/  57,056
                                                                =============

The net change in the valuation allowance for deferred tax assets were increase of /yen/31,269 thousand for the nine-month period ended December 31, 1998.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


10.  FOREIGN EXCHANGE

The foreign exchange gain for the period ended December 31, 1998 was approximately /yen/ 3,699 thousand.

11.  SHAREHOLDERS' EQUITY

Under the Commercial Code of Japan, amounts equal to at least 10% of cash dividends paid and other cash appropriations must be transferred to the legal reserve until the reserve equals 25% of the amount of common stock. This reserve is not available for dividends but may be used to reduce a deficit as determined by the shareholders or may be capitalized by resolution of the Board of Directors. At December 31, 1998, there is no amount of retained earnings which the Company has designated as a legal reserve.

12.  LEASES

The Company leases Office facilities under operating lease agreements. Rental expenses under these leases for the nine-month period ended December 31, 1998 were approximately /yen/61,761 thousand. Future minimum lease payments as of December 31, 1998 for leases in excess of one year are approximately as follows:

                                                       (Thousands of yen)

               1999..............................        /yen/  24,757
               2000..............................               24,757
               2001..............................               24,532
               2002..............................                8,510
                                                         -------------

               Total minimum payments............        /yen/  82,556
                                                         =============


13.  RISK CONCENTRATION

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. As the Company's sales depend on several major customers in one industry segment, accounts receivable are concentrated with these major customers. The Company's three largest customers which individually account for more than 10% of the Company's revenue as a percentage of consolidated sales were 50% for the nine-month period ended December 31, 1998. The Company does not require collateral or other security from their customers. The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable.

The Company derives a significant portion of its revenues from its operations in Japan. Revenues from Japan for this period accounted for 90% of its total revenue. The Company's continued success would largely depend on its success in the Japanese markets.

                         FUSION SYSTEMS JAPAN CO., LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


14.  SUBSEQUENT EVENTS

On March 26, 1999, IMRglobal and the stockholders of the Company executed an acquisition agreement enabling IMRglobal to acquire 100% of the outstanding stock of the Company. The Company's shareholders received 3,735,536 shares of IMRglobal's common stock in exchange for their holding of the common stock of the Company.

On October 25, 1999, IMRglobal and the former stockholders of the Company executed an amendment to the Acquisition Agreement dated March 26, 1999 for a cash payment of $22.4 million in exchange for approximately 1.5 million shares of IMRglobal stock issued in the original transaction. The cash price was based on a revision to the merger agreement from an all-stock transaction to a combination of cash (39%) and stock (61%). The cash price was adjusted for the dollar to yen exchange rate that existed at March 26, 1999.

YEAR 2000 (UNAUDITED)

Many existing computer systems run software programs permitting only two-digit entries to reference the year in the date field (e.g., 1998 is read as "98") and therefore cannot properly process dates in the next century. Software programs that use the two-digit year date field to perform computations or decision-making functions may fail due to an inability to correctly interpret dates in the 21st century. For example, many software systems will misinterpret "00" to mean the year 1900 rather than 2000.

The Company's state of readiness

As of December 31, 1998, the Company has completed its process of assessing the impact the Year 2000 will have on its information technology and non-information technology systems, relationships with its third-party vendors and relationships with its clients. As a result of its assessments, the Company believes that the Year 2000 will not give rise to any event that will have a material adverse effect on the Company's results of operations and financial condition.

The Company has not identified any other IT or non-IT system that is subject to a material risk of disruption due to the Year 2000.

The Company has assessed whether a system failure experienced by any of the Company's third-party vendors would negatively impact the Company's operations or financial condition and has determined that a Year 2000 system failure experienced by the Company's vendors would not have a material affect on the Company's results of operations and financial condition.

                                 IMRGLOBAL CORP.

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The accompanying unaudited pro forma consolidated statements of income of IMRglobal Corp. for the year ended December 31, 1998 and the nine months ended September 30, 1999 include the historical and pro forma effects of the acquisitions of Fusion Systems Japan Co., Ltd. ("Fusion") in March 1999 and Orion Consulting, Inc. ("Orion") in June 1999. The unaudited pro forma consolidated statements of income for the fiscal year ended December 31, 1998 gives effect to the Fusion and Orion acquisitions as if they occurred on January 1, 1998. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 1999 gives effect to the Fusion and Orion acquisitions as if they occurred on January 1, 1999. The Fusion and Orion acquisitions were accounted for under the purchase method of accounting.

         The Pro Forma Consolidated Financial Statements have been prepared based on the historical financial statements of IMRglobal, Fusion and Orion for the periods stated above. Such pro forma statements may not be indicative of the results that would have occurred if the acquisitions had been consummated on the dates indicated, or of the operating results that may be achieved in the future. The pro forma statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1998, which are contained in IMR's Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as amended by Form 8-K filed on November 15, 1999.

                                 IMRGLOBAL CORP.

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
               (UNAUDITED AND IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                IMRGLOBAL        FUSION         ORION       ADJUSTMENTS        COMBINED
                                                ---------      ---------      ---------     -----------        ---------
Revenue ...................................     $ 170,318      $  15,308      $  22,585                        $ 208,211
Cost of revenue ...........................        90,075          7,522         12,863                          110,460
                                                ---------      ---------      ---------                        ---------

      Gross profit ........................        80,243          7,786          9,722                           97,751

Selling, general and administrative expense        34,754          3,951         11,170                           49,875
Research and development ..................         6,247            190           --                              6,437
Goodwill and intangible amortization ......         2,074              2           --        $   4,645(A)          6,721
Acquired in-process research & development          8,200           --             --             --  (E)          8,200
Acquisition costs .........................           145           --             --             --                 145
                                                ---------      ---------      ---------      ---------         ---------

      Income (loss) from operations .......        28,823          3,643         (1,448)        (4,645)           26,373

Other income (expense):
   Interest expense .......................          (234)           (24)           (30)          --                (288)
   Interest income and other ..............         4,594            (45)            60           --               4,609
                                                ---------      ---------      ---------      ---------         ---------

      Total other income ..................         4,360            (69)            30           --               4,321
                                                ---------      ---------      ---------      ---------         ---------

Income (loss) before provision
   for income taxes and minority interest .        33,183          3,574         (1,418)        (4,645)           30,694
Provision for income taxes ................        13,270          2,073           --             (567)(B)        13,775
                                                                                                (1,001)(C)
                                                ---------      ---------      ---------      ---------         ---------

Income (loss) before minority interest ....        19,913          1,501         (1,418)        (3,077)           16,919

Minority interest in net income ...........           (33)          --             --                                (33)
                                                ---------      ---------      ---------      ---------         ---------

      Net income (loss) ...................     $  19,880      $   1,501      $  (1,418)     $  (3,077)        $  16,886
                                                =========      =========      =========      =========         =========

Net earnings (loss) per share:
   Basic ..................................     $    0.69                                                      $    0.48
                                                =========                                                      =========
   Diluted ................................     $    0.57                                                      $    0.40
                                                =========                                                      =========
Shares outstanding:
   Basic ..................................        28,752                                                         35,516(D)
                                                =========                                                      =========
   Diluted ................................        35,064                                                         41,828(D)
                                                =========                                                      =========


  The accompanying notes are an integral part of these pro forma consolidated statements of income.

                                IMRGLOBAL CORP.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
               (UNAUDITED AND IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                IMRGLOBAL       FUSION          ORION       ADJUSTMENTS        COMBINED
                                                ---------      ---------      ---------     -----------        ---------
Revenue ...................................     $ 177,000      $   4,267      $  13,406                        $ 194,673
Cost of revenue ...........................        97,173          1,121          5,315                          103,609
                                                ---------      ---------      ---------                        ---------

     Gross profit .........................        79,827          3,146          8,091                           91,064

Selling, general and administrative expense        39,997            779          4,911                           45,687
Research and development ..................         4,730             51           --                              4,781
Goodwill and intangible amortization ......         4,755           --             --       $    1,581(A)          6,336
Acquired in-process research & development          3,410           --             --             --               3,410(E)
Acquisition costs .........................         1,936           --             --             --               1,936
                                                ---------      ---------      ---------      ---------         ---------

     Income from operations ...............        24,999          2,316          3,180         (1,581)           28,914

Other income (expense):
   Interest expense .......................            (6)           (65)           --            --                 (71)
   Interest income and other ..............         4,022           (201)            31           --               3,852
                                                ---------      ---------      ---------      ---------         ---------

     Total other income ...................         4,016           (266)            31           --               3,781
                                                ---------      ---------      ---------      ---------         ---------
Income (loss) before provision
   for income taxes and minority interest .        29,015          2,050          3,211         (1,581)           32,695
Provision for income taxes ................        11,587            820           --            1,284 (B)        13,418
                                                                                                  (273)(C)          --
                                                ---------      ---------      ---------      ---------         ---------

     Net income ...........................     $  17,428      $   1,230      $   3,211      $  (2,592)        $  19,277
                                                =========      =========      =========      =========         =========

Net earnings  per share:
   Basic ..................................     $    0.50                                                      $    0.51
                                                =========                                                      =========

   Diluted ................................     $    0.44                                                      $    0.45
                                                =========                                                      =========

Shares outstanding:
   Basic ..................................        34,923                                                         37,914(D)
                                                =========                                                      =========
   Diluted ................................        39,486                                                         42,477(D)
                                                =========                                                      =========

  The accompanying notes are an integral part of these pro forma consolidated statements of income.

                                 IMRGLOBAL CORP.

              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

      The accompanying unaudited pro forma statements of income for the year ended December 31, 1998 and the nine months ended September 30, 1999, present the separate historical results of operations for IMRglobal, Fusion and Orion as adjusted for certain pro forma adjustments described below:

      (A) This adjustment represents the additional amortization expense that would have been incurred had Fusion and Orion been acquired at the beginning of the period. For purposes of this pro forma presentation, it is estimated that the excess of the purchase price over the net tangible assets acquired will be allocated to acquired technology (5year lives) and goodwill (20 year lives). The estimated composite amortization life used is 18 years. The Company is currently investigating the appropriate amortization periods for the intangible assets.

      (B) This adjustment represents U.S. federal and state income tax expense for Orion. Prior to the acquisition by IMRglobal, Orion was taxed as an S-Corporation under the provisions of the Internal Revenue Code whereby taxable income is generally reported by the Orion shareholders on their individual income tax returns. In connection with Orion's merger with IMRglobal, the S-Corporation election was terminated.

      (C) This adjustment represents the deferred income tax impact of deductible amortization expense related to the Fusion acquisition.

      (D) The basic and diluted shares outstanding have been adjusted for the 3.7 million shares of IMRglobal issued in the Fusion acquisition and the 3.0 million shares of IMRglobal issued in the Orion acquisition.

      (E) IMRglobal allocated the purchase price of Fusion based on the fair value of assets acquired and liabilities assumed. Accordingly, $3.4 million of the purchase price was allocated to acquired in-process research and development ("IPRD"). This amount was charged against operations for the nine months ended September 30, 1999. As IPRD expense is considered a one-time charge, IPRD expense is not reflected in the pro forma consolidated statements of income for the year ended December 31, 1998.

      IMRglobal's September 30, 1999 balance sheet includes the consolidated balance sheets of IMRglobal, Fusion and Orion. This balance sheet is presented in Form 10-Q filed on November 15, 1999 with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

EXHIBIT                            DESCRIPTION
NUMBER                             -----------
-------
23.1           Consent of Ernst & Young

23.2           Consent of Arthur Andersen, LLP